Exhibit 10.1

Execution Version

ROYAL BANK OF CANADA 200 Vesey Street New York, New York 10281	JPMORGAN CHASE BANK, N.A. J.P. MORGAN SECURITIES LLC 383 Madison Avenue New York, New York 10179

Highly Confidential

September 7, 2015

Media General, Inc.
333 E. Franklin Street
Richmond, VA 23219

Attention:               James F. Woodward
                                Senior Vice President and Chief Financial Officer

Project Montage
Commitment Letter

Ladies and Gentlemen:

Media General, Inc. (“you” or “Media General”) has advised Royal Bank of Canada (“Royal Bank”), RBC Capital Markets1 (“RBCCM”), JPMorgan Chase Bank, N.A. (“JPMCB”) and J.P. Morgan Securities LLC (“J.P. Morgan” and, together with Royal Bank, RBCCM and JPMCB, the “Commitment Parties”, “we” or “us”) that you, through one or more of your direct or indirect wholly-owned subsidiaries or a newly created direct parent company (“New Media General”), intend to acquire (the “Acquisition”) an entity previously identified to us as “Marigold” (“Marigold”) and to consummate the other transactions described in Exhibit A hereto. Capitalized terms used but not defined herein have the meanings assigned to them in the Exhibits attached hereto.

1.             Commitment. Based upon the foregoing and subject only to the terms and conditions expressly set forth (i) in Section 5 hereof, (ii) the conditions set forth on Exhibit C hereto and (iii) the conditions under the heading “Only Conditions Precedent to Initial Borrowing” on Exhibit B hereto, each of Royal Bank and JPMCB (the foregoing, collectively and in their respective capacities as such, the “Initial Lenders”) hereby commit, on a several and not joint basis, to provide to the Borrower 60% and 40%, respectively, of the New Facilities (as defined in Exhibit B) upon the principal terms set forth or referred to herein and in the Summary of Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”).

2.             Appointment of Roles. You hereby appoint (a) RBCCM and J.P. Morgan and to act as joint lead arrangers and joint bookrunning managers (in such capacities, the “New Facilities Lead Arrangers”) for the New Facilities, (b) RBCCM to act as sole lead arranger and bookrunning manager (in such capacity, the “Revolving Increase Lead Arranger”) for the Incremental Revolving Increase (as defined in Exhibit A hereto) and (c) RBCCM to act as sole lead arranger and bookrunning manager (in such capacity, the “Amendment Lead Arranger” and, together with the New Facilities Lead Arrangers and the Revolving Increase Lead Arrangers, the “Lead Arrangers”) for the Amendment (as defined in Exhibit A hereto). The Amendment Lead Arranger, in its capacity as such, agrees to use commercially reasonable efforts to arrange approval of the Amendment promptly after the date hereof by Existing Lenders representing the vote required under the Existing Credit Agreement to effect the Amendment on terms reasonably acceptable to you and the Amendment Lead Arranger. The Revolving Increase Lead Arranger, in its capacity as such, agrees to use commercially reasonable efforts to arrange commitments in respect of the Revolving Increase on or prior to the Closing Date on terms reasonably acceptable to you and the Revolving Increase Lead Arranger.

1RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

You further agree that nothing herein shall constitute a commitment or offer by the Lead Arrangers or any of their respective affiliates to underwrite the Amendment (including, without limitation, any obligation or commitment to purchase existing term loans and/or commitments in respect of the Existing Credit Agreement) or the Revolving Increase and that any such commitment or offer would be evidenced by an additional agreement between the Lead Arrangers and you; it being understood for the avoidance of doubt that Royal Bank and JPMCB, in their respective capacities as an Existing Lender and, in the case of Royal Bank, in its capacity as the Administrative Agent under the Existing Credit Agreement, are expected to be supportive of the Amendment.

It is understood and agreed that (a) Royal Bank and RBCCM will appear on the top left of the cover page of any marketing materials for the Incremental Facility, the Revolving Increase and the Amendment, and will hold the roles and responsibilities conventionally understood to be associated with such name placement and JPMCB and J.P. Morgan will appear to the immediate right of Royal Bank and RBCCM on the cover of any marketing materials for the Incremental Facility and will have joint control of the physical books with Royal Bank and (b) JPMCB and J.P. Morgan will appear on the top left of the cover page of any marketing materials for the Bridge Facility, and will hold the roles and responsibilities conventionally understood to be associated with such name placement and Royal Bank and RBCCM will appear to the immediate right of JPMCB and J.P. Morgan on the cover of any marketing materials for the Bridge Facility and will have joint control of the physical books with J.P. Morgan. During the period commencing on the date of this Commitment Letter and ending on the date falling 15 business days after the date of this Commitment Letter, you may appoint additional joint lead arrangers, joint bookrunners (but not, for the avoidance of doubt, physical bookrunners) agents, co-agents or co-managers (any such arranger, bookrunner, agent, co-agent or co-manager, an “Additional Commitment Party”) or confer other titles in respect of any New Facilities in a manner (for the avoidance of doubt, no such appointments shall be permitted with respect to the Amendment or the Revolving Increase) and with economics determined by you (provided that (i) the economics shall be in proportion to the commitments assumed, (ii) the Initial Lenders as of the date hereof shall have not less than 66.6% of the total economics for the New Facilities on the Closing Date, and (iii) no Additional Commitment Party shall have a greater share of total economics than Royal Bank or JPMCB and J.P. Morgan) (it being understood that, to the extent you appoint Additional Commitment Parties or confer other titles in respect of the New Facilities, the economics allocated to, and the amount of the commitments of, the Commitment Party in respect thereof will be reduced ratably by the economics allocated to and the amount of the commitments of such appointed entities upon the execution by such financial institution of customary joinder documentation and, thereafter, each such financial institution shall constitute a “Commitment Party” and “Initial Lender” hereunder and under the Fee Letter). No compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below and other than in connection with any additional appointments referred to above) will be paid to any Lender in order to obtain its commitment to participate in the New Facilities unless you and the Commitment Parties shall so agree; provided that, notwithstanding anything to the contrary contained herein, you agree the Commitment Parties may allocate any fees payable hereunder or under the Fee Letter as part of an Early Round Syndication (as defined below).

3.             Syndication. The Lead Arrangers (x) reserve the right, prior to or after the execution of the definitive documentation for the New Facilities (as further defined in the Term Sheet, the “Loan Documents”), to syndicate all or a portion of the Initial Lenders’ commitments hereunder to one or more financial institutions or other lenders in each case reasonably acceptable to you (such consent not to be unreasonably withheld or delayed) (together with the Initial Lenders, the “Lenders”); provided, that we agree not to syndicate our commitments to certain banks, financial institutions and other institutional lenders and any competitors of you, Marigold or any of your or its subsidiaries, in each case, that have been specified to Royal Bank by you in writing prior to the date hereof (the “Disqualified Lenders”) (y) will solicit commitments in respect of the Revolving Increase and (z) will solicit consents to the Amendment from Existing Lenders. Notwithstanding the Lead Arrangers’ right to syndicate the New Facilities (and receive commitments with respect thereto), except in connection with an Early Round Syndication, (a) no assignment of commitments by an Initial Lender on or prior to the Closing Date shall reallocate, reduce or release all or any portion of such Initial Lender’s obligations hereunder (including such Initial Lender’s obligation to fund its entire commitment on the Closing Date), until the Closing Date has occurred, (b) no assignment shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the New Facilities until the Closing Date has occurred and (c) each Initial Lender shall retain exclusive control over (and shall not directly or indirectly agree to accept direction from, or accept direction from, any third party with respect to) all rights and obligations with respect to its commitment, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the initial funding of the New Facilities on the Closing Date.

You understand that the New Facilities, the Revolving Increase and the Amendment will be separately syndicated and/or arranged, as applicable, and until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 60 days after the Closing Date (such period, the “Syndication Period”), you agree to use commercially reasonable efforts to assist us in completing the syndication and/or arrangement, as applicable of the New Facilities, the Revolving Increase and the Amendment that are in each case reasonably satisfactory to the Lead Arrangers and you. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication and arrangement efforts benefit from your existing banking relationships and to the extent practical and appropriate, the existing banking relationships of Marigold and your and its subsidiaries, (b) direct contact between your senior management, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to ensure such contact between the senior management of Marigold, on the one hand, and the proposed Lenders, on the other hand), (c) your assistance (and your using commercially reasonable efforts to cause Marigold and your and its subsidiaries to assist) in the preparation of customary confidential information memoranda (the “Confidential Information Memoranda”) and other customary marketing materials to be used in connection with the syndication or arrangement, as the case may be, as soon as reasonably practicable after the date hereof, (d) the hosting, with the Lead Arrangers, of up to two, or such additional number as may be reasonably requested by the Lead Arrangers and mutually agreed upon, meetings of and conference calls with prospective Lenders at times and locations mutually agreed upon and (e) your using commercially reasonable efforts to cause, until the end of the Syndication Period, there to be no competing issues of debt securities or commercial bank or other credit facilities of you or your subsidiaries (and using your commercially reasonable efforts to cause, with respect to Marigold and its subsidiaries) being offered, placed, announced or arranged (excluding the New Facilities, the Revolving Increase, the Amendment, indebtedness of you and your subsidiaries permitted to be incurred under the Credit Agreement and indebtedness of Marigold and its subsidiaries permitted to be incurred after the date hereof in compliance with or as contemplated by the Acquisition Agreement, and other indebtedness to be agreed) with the consent of the Lead Arrangers (such consent not to be unreasonably withheld or delayed)), if such offering, placement, announcement or arrangement would, in the reasonable judgment of the Lead Arrangers, materially impair the general syndication of the New Facilities. You also agree to use your commercially reasonable efforts to cause the New Facilities to be rated by each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard and Poor’s Financial Services LLC (“S&P”) and to update the corporate and corporate family ratings, as applicable, for Media General (or New Media General, if applicable) from each of S&P and Moody’s (in each case, taking into account the Transactions) (the “Corporate Ratings”) prior to the launch of the general syndication of the New Facilities, and in each case to participate in a customary manner in the process of securing such ratings (but in each case, for the avoidance of doubt, without requirement to obtain a specific rating level). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, the Initial Lenders agree that neither the compliance with any provision of this paragraph, including (a) the commencement or the completion of such syndications or (b) the obtaining of the ratings referred to above, is a condition to the commitment hereunder or the initial funding by the Initial Lenders of the New Facilities on the Closing Date.

Notwithstanding the foregoing, you agree that the Lead Arrangers may syndicate the commitments of the Initial Lenders on a pro rata basis in respect of the New Facilities in advance of the closing of the Acquisition to the banks and financial institutions (i) identified on a list previously delivered to you or (ii) otherwise approved by you in your sole discretion (such syndication being referred to herein as “Early Round Syndication”), and assignments of commitments of the Initial Lenders hereunder in connection with such Early Round Syndication will be effective as of the date of such assignment; provided that (a) in no event shall any Initial Lender assign any portion of its commitments in connection with Early Round Syndication to any Disqualified Lender; (b) such assignments shall be pursuant to documentation to be agreed by you and the Initial Lenders, but will, in any event, (x) include customary third party beneficiary language in favor of you and (y) shall be subject to no conditions other than the conditions expressly set forth in Section 5 hereof; and (c) after giving effect to such Early Round Syndication, the Commitment Parties shall retain at least 50.1 % of commitments with respect to the New Facilities.

The Lead Arrangers will manage, in consultation with you, all aspects of the syndication of the New Facilities and the arrangement of the Revolving Increase and the Amendment, including, without limitation, selection of Lenders (subject to your consent rights set forth herein and the provisions herein regarding Disqualified Lenders), determination of when the Lead Arrangers will approach potential Lenders and the time of acceptance of the Lenders’ commitments or consents, as applicable, any naming rights, the final allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication and arrangement efforts, you agree promptly to prepare and provide to the Lead Arrangers to the extent available to you (and to use commercially reasonable efforts to cause Marigold to provide to the Lead Arrangers) the projections of and other forward-looking information with respect to you, Marigold and your and its respective subsidiaries (the “Projections”), that the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the New Facilities, the Revolving Increase and the Amendment. For the avoidance of doubt, none of you, Marigold or your or its subsidiaries will be required to provide any information to the extent the provision thereof would violate attorney-client privilege, any applicable law, rule or regulation, or any obligation of confidentiality. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided as a condition precedent to the New Facilities shall be those required to be delivered pursuant to Exhibit C hereto.

You agree, at the request of the Lead Arrangers, to assist in the preparation of a version of the Confidential Information Memoranda (and related customary marketing materials) and customary presentations to be used in connection with the syndication of the New Facilities and arrangement of the Revolving Increase and the Amendment, consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to you, Marigold or any of your or its respective subsidiaries or any securities of you, Marigold or any of their respective subsidiaries for purposes of foreign, United States Federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. You further agree that, unless expressly identified as “Public Lender Information”, each document to be disseminated by the Lead Arrangers to any Lender in connection with the New Facilities, the Revolving Increase and the Amendment will be deemed to contain Private Lender Information. It is understood that in connection with your assistance described above, customary authorization letters will be included in any Confidential Information Memorandum that authorize the distribution of such Confidential Information Memorandum to Lenders, containing a customary representation to the Lead Arrangers that the public-side version does not include material non-public information about you, Marigold, your and its respective subsidiaries or their respective securities and exculpating the Commitment Parties and their respective affiliates with respect to any liability related to the use of the contents of such Confidential Information Memorandum or any related marketing material by the recipients thereof. You agree to use commercially reasonable efforts to identify that portion of the Information that may be distributed to the Public Lenders as “PUBLIC”. You acknowledge that the following documents contain solely Public Lender Information (unless you notify us promptly that any such document contains Private Lender Information and provided that you have been given a reasonable opportunity to review such documents and comply with any U.S. Securities and Exchange Commission disclosure obligations): (a) certain drafts and final definitive documentation with respect to the New Facilities, the Revolving Increase and the Amendment; (b) administrative materials prepared by the Lead Arrangers for Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (c) notification of changes in the terms of any of the New Facilities, the Revolving Increase or the Amendment.

4.           Fees. As consideration for our commitments hereunder and our undertakings to arrange, manage, structure and syndicate the New Facilities, the Revolving Facility and the Amendment, you agree to pay (or cause to be paid) to us the fees set forth in (and at the times and upon the other conditions specified in) the Fee Letter.

5.           Conditions. Our commitments and undertakings hereunder are subject solely to satisfaction of the conditions set forth on Exhibit C hereto (the “Specified Conditions”). Notwithstanding anything in this Commitment Letter, the Term Sheet, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking between us and you concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to availability of the New Facilities on the Closing Date shall be (A) such of the representations made in respect of Marigold in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of such representations and warranties is a condition to your (or your subsidiaries’ or applicable affiliates’) obligation to consummate the Acquisition under the Acquisition Agreement or the inaccuracy of which would permit you (or your subsidiaries or applicable affiliates) to decline to consummate the Acquisition (the “Acquisition Representations”) and (B) the Specified Representations (as defined below) (it being understood and agreed that, to the extent any of the Specified Representations are qualified by or subject to “material adverse effect” (or equivalent term), for purposes of the making of such Specified Representations as of the Closing Date (or the date prior thereto), the definition of “material adverse effect” (or equivalent term), shall be “Material Adverse Effect on Marigold” (as defined in Exhibit C) and (ii) the terms of the Loan Documents shall be in a form such that they do not impair availability of the New Facilities on the Closing Date if the conditions set forth in this Section 5, the conditions under the heading “Only Conditions Precedent to Initial Borrowing” on Exhibit B hereto and the conditions set forth on Exhibit C hereto are satisfied, it being understood that (1) to the extent any lien search, guarantee or Collateral (including the creation or perfection of any security interest) referred to in the Term Sheet cannot be or is not provided and/or perfected on the Closing Date (other than the pledge or perfection of security interests (i) in the equity securities of you and Marigold and your and its respective wholly-owned domestic subsidiaries (to the extent (A) required by Exhibit B and (B) if certificated and pledged to Marigold’s existing financing source, such certificates are obtained from such financing source on or promptly after the Closing Date) and (ii) in other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code (the “UCC”) or intellectual property filings with the United States Patent and Trademark Office or the United States Copyright Office) after your use of commercially reasonable efforts to do so and without undue burden or expense, then the delivery of and/or perfection of such lien search, guarantee or a security interest in such Collateral shall not constitute a condition precedent to the availability of the New Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually and reasonably agreed by you and the Administrative Agent and (2) with respect to Marigold and any of its affiliates that are to be Loan Parties, such entities shall not be required to execute any signature pages to any of the Facilities Documentation or any related documentation or join as a Borrower or a Guarantor (as defined in the Credit Agreement), as the case may be, until after the consummation of the Acquisition and the other mergers contemplated in connection therewith, but such entities shall join the Senior Credit Documentation by no later than 11:59 p.m. (New York time) on the Closing Date. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Existing Credit Agreement relating to (a) corporate existence and good standing, (b) absence of conflicts with material debt agreements, charter documents or applicable law, (c) power and authority, (d) due authorization, execution, delivery and enforceability of the Loan Documents (in each case of (b), (c) and (d), as they relate to the entering into and performance of the Loan Documents), (e) consolidated solvency as of the Closing Date (in the form of the consolidated solvency certificate to be delivered pursuant to Exhibit C), (f) Federal Reserve margin regulations, (g) Investment Company Act, (h) PATRIOT Act, OFAC and FCPA (as they relate to the entering into and performance of the Loan Documents and the use of proceeds therefrom) and (i) creation and perfection of security interests (subject to customary permitted liens). Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, the only conditions to availability of the New Facilities on the Closing Date are set forth herein and in Exhibit C. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.

6.             Information. You hereby represent and warrant that all written information (other than the Projections and information of a general economic or industry nature) (the “Information”) that has been or will be made available to the Commitment Parties by or on behalf of you or any of your representatives or affiliates in connection with the Transactions (which Information shall be to the best of your knowledge to the extent it relates to Marigold or its subsidiaries or their respective businesses), is or will be, when furnished, correct in all material respects and does not or will not, as the case may be, taken as a whole, contain any untrue statement of fact or omit to state any fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made after giving effect to all supplements thereto pursuant to the next succeeding sentence and the Projections that have been made or will be made available to the Commitment Parties by or on behalf of you or any of your representatives or affiliates and that have or will be made available to us or any Lender in connection with the Transactions have been or will be, as the case may be, prepared in good faith based upon assumptions believed by you to be reasonable at the time so made available (it being recognized by us that such Projections are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree to (or, with respect to information regarding Marigold or its subsidiaries, to use commercially reasonable efforts to) supplement the Information and the Projections from time to time until the earlier to occur of (i) a Successful Syndication and (ii) 60 days after the Closing Date, if you become aware that the foregoing representation and covenants would be incorrect in any material respect, so that the representation and covenant in the preceding sentence (to the best of your knowledge with respect to Marigold and its subsidiaries) each remains correct in all material respects. In arranging the New Facilities, the Revolving Increase and the Amendment, including the syndications of the New Facilities, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

7.             Expenses. You agree to pay or reimburse each Commitment Party, if the Closing Date occurs, for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, expenses of the Commitment Parties’ due diligence investigation, reasonable syndication expenses, reasonable travel expenses and reasonable and documented out-of-pocket fees, disbursements and other charges of one primary counsel identified in the Term Sheet) incurred by the Commitment Parties or their affiliates (whether incurred before or after the date hereof) in connection with the New Facilities, the Revolving Facility and the Amendment and the preparation, negotiation, execution and delivery of this Commitment Letter and Fee Letter, the Loan Documents, the definitive documentation in respect of the Revolving Increase (the “Revolving Increase Documents”) and the Amendment.

8.            Indemnification. You agree to indemnify and hold harmless each Commitment Party and our respective affiliates and our and their respective officers, directors, employees, advisors, agents, other representatives and controlling persons (each Commitment Party and each such other person being an “Indemnified Person”; and such affiliates, officers, directors, employees, advisors, agents, other representatives and controlling persons of any such Indemnified Person are referred to herein as its “related parties”), from and against any and all losses, claims, damages, liabilities and reasonable, documented and invoiced out-of-pocket expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Sheet, the Transactions, the New Facilities, the use of proceeds thereof, the Revolving Increase, Amendment or any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto or whether a Proceeding is brought by a third party or by you or any of your affiliates, shareholders or creditors and to reimburse each such Indemnified Person upon demand for any reasonable, documented and invoiced out-of-pocket legal and other expenses incurred in connection with investigating or defending any of the foregoing by one counsel to the Indemnified Persons taken as a whole and, in the case of an actual or perceived conflict of interest notified to you promptly in reasonable detail, one additional counsel to the affected Indemnified Persons taken as a whole; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (a) to the extent they have been determined in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the (i) willful misconduct, bad faith or gross negligence of, or (ii) material breach of its obligations under this Commitment Letter or the Loan Documents by, such Indemnified Person or any of its related parties or (b) arising from any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than claims against the Lead Arrangers or the Administrative Agent acting in such capacity). Notwithstanding any other provision of this Commitment Letter, (a) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have been determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of any Indemnified Person or any of its related parties and (b) none of we, you or any affiliates of any of the foregoing or any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing shall be liable for any special, indirect, consequential or punitive damages in connection with its activities related to this Commitment Letter, the New Facilities, the Revolving Increase or the Amendment; provided that the foregoing shall in no way limit your indemnification obligations in favor of the Indemnified Persons hereunder.

You shall not be liable for any settlement of any Proceedings effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final judgment for the plaintiff in any such Proceedings, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the preceding paragraph. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, delayed or conditioned), effect any settlement or consent to the entry of any judgment of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings, (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person and (iii) contains customary confidentiality and non-disparagement provisions.

In the event that an Indemnified Person is requested or required to appear as a witness in any action brought by or on behalf of or against you or any of your subsidiaries or affiliates in which such Indemnified Person is not named as a defendant, (i) such Indemnified Person will promptly notify you of the commencement of such proceeding; provided that the failure so to notify you will not relieve you from any liability that you may have to such Indemnified Person pursuant to this Section 8 and (ii) you agree to reimburse such Indemnified Person for all reasonable, documented out-of-pocket expenses incurred by it in connection with such Indemnified Person’s appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and expenses of its legal counsel.

9.             Confidentiality. You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof, or this Commitment Letter and the Term Sheet and the contents hereof and thereof, or the activities of the Lead Arrangers pursuant hereto or thereto to any person without prior written approval of the Lead Arrangers (such approval not to be unreasonably withheld, delayed or conditioned), except that you may disclose (a) the Commitment Letter, the Term Sheet, the Fee Letter and the contents hereof and thereof (i) to your officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders directly involved in the consideration of this matter on a confidential and need-to-know basis and (ii) as required by applicable law, regulation or compulsory legal process (in which case you agree to provide prompt written notice thereof, such notice to be provided in advance to the extent permitted by applicable law), (b) this Commitment Letter, the Term Sheet and the contents hereof and thereof (and the Fee Letter and the contents thereof on a redacted basis, with such redaction to be reasonably acceptable to the Lead Arrangers) to Marigold and its officers, directors, employees, attorneys, accountants, advisors controlling persons or equity holders, in each case in connection with the Transactions and on a confidential and need-to-know basis, (c) the existence and contents of the Term Sheet to any rating agency and Lenders in connection with the Transactions, (d) to the extent required by applicable law, the existence and contents of this Commitment Letter and the Term Sheet in any public filing or prospectus in connection with the Acquisition or the financing thereof (it being acknowledged that the fees in the Fee Letter may be included generically in projections and pro forma information and in a generic disclosure of aggregate sources and uses contained in such syndication and other marketing materials) and (e) you may disclose the Fee Letter and the contents thereof to any prospective Additional Commitment Party. Further, subject to your reasonable prior review and approval (such approval not to be unreasonably withheld or delayed), we shall be permitted to use information related to the syndication and arrangement of the New Facilities, the Revolving Increase and the Amendment in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications. You agree that you will permit us to review and approve (such approval not to be unreasonably withheld, delayed or conditioned) any reference to any Commitment Party or any of our affiliates in connection with the New Facilities, the Amendment, the Revolving Increase or the Transactions contained in any press release or similar public disclosure prior to public release.

We shall use all non-public information received by us in connection with the Acquisition and the other transactions contemplated by this Commitment Letter solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent us from disclosing any such information (a) to rating agencies in connection with the Transactions, (b) to any Lenders or participants, bona fide prospective Lenders or participants, or any direct or indirect contractual counterparties (or prospective counterparties) to any swap or derivative transaction relating to the Borrowers and their respective obligations under the New Facilities, (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case we agree to promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction or purporting to have jurisdiction over us or our affiliates (in which case we agree to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (e) to our officers, directors, agents, employees, attorneys, accountants and advisors (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of our respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and we shall be responsible for our affiliates’ compliance with this paragraph) solely in connection with the Acquisition and the other transactions contemplated by this Commitment Letter, (g) to the extent any such information becomes publicly available other than by reason of disclosure by us, our affiliates or Representatives in breach of this Commitment Letter or to the extent any such information is developed independently by us, and (h) for purposes of establishing a “due diligence” defense and in connection with the enforcement of rights and remedies; provided that the disclosure of any such information to any Lenders or prospective Lenders, participants or prospective participants or derivative counterparties or prospective derivative counterparties referred to above shall be made subject to the acknowledgment and acceptance by such lender or prospective lender, participant or prospective participant or derivative counterparty or prospective derivative counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information. Our and your obligations under this section shall automatically terminate upon the earlier of the execution and delivery of the Loan Documents and the first anniversary of the date hereof.

You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party, nor any of their respective affiliates, will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or any of its other relationships with you in connection with the performance by them and their affiliates of services for other companies, and no Commitment Party, nor any of their respective affiliates, will furnish any such information to such other companies. By the same token, we will not make available to you confidential information that we have obtained or may obtain from any other customer. You also acknowledge that no Commitment Party, nor any of their respective affiliates, has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, Marigold or your or its subsidiaries, confidential information obtained by such Commitment Party or such affiliates from other companies. You hereby acknowledge and agree that in connection with all aspects of the Transactions, you and each Commitment Party and each of their respective affiliates through which such Commitment Party may be acting (each a “Transaction Affiliate”) have an arm’s length business relationship that creates no fiduciary duty on the part of such Commitment Party or any Transaction Affiliate and each expressly disclaims any fiduciary relationship. No Commitment Party has provided any legal, accounting, financial advisory, regulatory or tax advice with respect to the Transactions and the other transactions contemplated by this Commitment Letter and the Term Sheet and you have consulted with your own legal, accounting, financial advisory, regulatory and tax advisors to the extent you have deemed it appropriate to do so.

Further, each of the parties hereto acknowledge that it has been advised of the role of Royal Bank and/or its affiliates as financial advisors to Media General and that, in such capacity, (i) the financial advisors may recommend to you that you not pursue your offer or proposal for the purchase of Marigold (the “Offer”), (ii) the financial advisors may advise Media General in other matters adverse to the interests of the other parties hereto, including, without limitation, by providing advice on pricing, leverage levels, and timing and conditions of closing with respect to your proposal, taking other actions with respect to your proposal and taking actions under any definitive agreement between you and Marigold, and (iii) the financial advisors may possess information about Media General, the Offer, the Acquisition and other potential purchasers and their respective strategies and proposals, but the financial advisors shall have no obligation to disclose to any party hereto the substance of such information or the fact that they are in possession thereof.

10.          Termination. Our commitments and undertakings hereunder shall terminate in their entirety automatically without further notice or action by us on the first to occur of (a) the date that is one year following the date hereof (plus, in the event that the Acquisition shall not have been consummated on or prior to such date due solely to the failure to obtain required regulatory approvals, one automatic extension of 90 days), (b) the date of execution and delivery of the Loan Documents (excluding, for the avoidance of doubt, the Amendment and the Revolving Increase Documentation) by the Borrowers and the Initial Lender and the funding of the New Facilities pursuant thereto, (c) the termination of the Acquisition Agreement by you or with your written consent or in accordance with its terms and (d) in the case of any New Facilities, upon the consummation of the Acquisition without the use of such New Facilities.

The Fee Letter and the compensation, reimbursement, indemnification, syndication, jurisdiction, absence of fiduciary relationship, governing law, waiver of jury trial and confidentiality provisions contained herein shall remain in full force and effect regardless of whether the Loan Documents, the Revolving Increase Documents or the Amendment shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any Lender’s commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the arrangement of the Revolving Increase and the Amendment and the syndication of the New Facilities and (b) confidentiality) shall automatically terminate and be superseded by any corresponding provisions of the Loan Documents, covering the same subject matter and time period (in the case of indemnification provisions) upon the execution and delivery thereof, and you shall automatically be released from all liability hereunder in connection therewith at such time.

11.          Assignment; etc. This Commitment Letter and our commitments and undertakings hereunder shall not be assignable by any party hereto (except by the Initial Lender (x) to their respective affiliates, (y) in connection with the appointment of additional arrangers or agents as set forth herein and (z) the syndication the New Facilities subject to Section 3 hereof, including with respect to any Early Round Syndication) without the prior written consent of each other party hereto, and any attempted assignment shall be void and of no effect. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons, except that each Commitment Party may perform the duties and activities described hereunder through any of its affiliates and branches and the provisions of the third preceding paragraph shall apply with equal force and effect to any of such affiliates and branches so performing any such duties or activities.

12.          Governing Law; Waiver of Jury Trial; etc. This Commitment Letter and the Fee Letter shall be governed by and construed in accordance with the laws of the State of New York, and together constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede any previous agreement, written or oral, between the parties with respect to the subject matter hereof and thereof; provided, however, that the interpretation of the definition of Material Adverse Effect on Marigold (and whether or not a Material Adverse Effect on Marigold has occurred) as well as whether the Acquisition shall have been consummated and whether the Acquisition Representations are true and correct shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof . Each of the parties hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this Commitment Letter, the Fee Letter each element of the Transactions or the performance by us or any of our affiliates of the services contemplated hereby. In addition, with respect to any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the Transactions or the performance of any of the parties hereunder, you hereby irrevocably (a) submit to the exclusive jurisdiction of any New York State or Federal court sitting in New York, New York; (b) agree that all claims with respect to such action or proceeding shall be heard and determined in such New York State or Federal court; (c) waive the defense of any inconvenient forum to such New York State or Federal court; (d) agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in another jurisdiction by suit on the judgment or in any other manner provided by law; (e) to the extent that you or your properties or assets have or hereafter may have acquired or be entitled to immunity (sovereign or otherwise) from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution of a judgment or from execution of a judgment or otherwise), for yourself or your properties or assets, agree not to claim any such immunity and waive such immunity; and (f) consent to service of process by mailing or delivering a copy of such process to you at your address set forth on the first page of this letter and agree that such service shall be effective when sent or delivered.

13.           Amendment; Counterparts; etc. No amendment or waiver of any provision hereof, the Fee Letter or of the Term Sheet shall be effective unless in writing and signed by the parties hereto and then only in the specific instance and for the specific purpose for which given. This Commitment Letter, the Term Sheet, the Fee Letter are the only agreements between the parties hereto with respect to the matters contemplated hereby and thereby and set forth the entire understanding of the parties with respect thereto. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission (or in “pdf” or similar format by electronic mail) shall be effective as delivery of a manually executed counterpart of this Commitment Letter.

14.           PATRIOT Act Notification. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as the same may be extended and in effect from time to time, the “PATRIOT Act”), each Commitment Party is required to obtain, verify and record information that identifies the Borrowers and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrowers and the Guarantors that will allow the Commitment Parties to identify the Borrowers and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Commitment Party and each Lender. You hereby acknowledge and agree that each Commitment Party shall be permitted to share any or all such information with the Lenders.

15.          Public Announcements; Notices. We may, subject to your prior written consent (not to be unreasonably withheld, delayed or conditioned), at our expense, publicly announce as we may choose the capacities in which we or our affiliates have acted hereunder. Any notice given pursuant hereto shall be mailed or hand delivered in writing, if to (a) you, at your address set forth on page one hereof; and (b) to any Commitment Party, at its respective address set forth on page one hereof.

16.           Binding Agreement; etc. Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to provide and negotiate in good faith and in a customary and reasonable manner the Loan Documents by the parties hereto in a manner consistent with the Commitment Letter.

If the foregoing proposal is acceptable to you, please so confirm by signing and returning to us executed counterparts of this Commitment Letter and the Fee Letter enclosed herewith. Unless we receive your executed counterparts hereof and thereof by 11:59 p.m., New York City time, on September 7, 2015, our offer hereunder will automatically expire at such time without further action or notice.

[Remainder of Page Intentionally Blank]

We are pleased to have this opportunity and we look forward to working with you on this transaction.

Very truly yours,

ROYAL BANK OF CANADA

By:	/s/ James S. Wolfe
Name:	JAMES S. WOLFE
Title:	MANAGING DIRECTOR HEAD OF GLOBAL LEVERAGED FINANCE

[Commitment Letter - Signature Page]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Mark A. Flatin
Name:	MARK A. FLATIN
Title:	MANAGING DIRECTOR

J.P. MORGAN SECURITIES LLC

By:	/s/ Robert J. Cascarino
Name:	Robert J. Cascarino
Title:	Executive Director

[Commitment Letter - Signature Page]

Accepted and agreed to as of
the date first written above:

Media General, Inc.

By:	/s/ James F. Woodward
Name: James F. Woodward
Title: Senior Vice President and Chief Financial Officer

[Commitment Letter - Signature Page]

EXHIBIT A

Project Montage
Transaction Description

Capitalized terms used in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and the other Exhibits to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

(a)     Pursuant to the Agreement and Plan of Merger, dated as of the date hereof by and among Media General, certain of its subsidiaries Montage New Holdco, Inc., Montage Merger Sub 1, Inc. and Montage Merger Sub 2, Inc. and Marigold (together with all exhibits, schedules, and disclosure letters thereto, collectively, the “Acquisition Agreement”), Media General, directly or indirectly through its wholly-owned subsidiaries or through a newly formed direct parent company (“New Media General”), will acquire Marigold in accordance with the terms thereof pursuant to which New Media General shall be the indirect parent of Marigold and Media General, or such other structure which is reasonably acceptable to the Lead Arrangers. Pursuant to the Acquisition, the seller(s) of Marigold (the “Sellers”) shall have the right to receive the consideration for their interests in Marigold (the “Acquisition Consideration”) in accordance with the terms of, and subject to adjustment as provided in, the Acquisition Agreement.

(b)     Promptly following the date hereof, Media General and its subsidiaries will use its commercially reasonable efforts obtain an amendment (the “Amendment”) to that certain Credit Agreement, dated as of July 31, 2013, among the Borrowers, the lenders party thereto (the “Existing Lenders”) and Royal Bank, as administrative agent (the “Existing Administrative Agent”), as amended, restated, supplemented or otherwise modified prior to the date hereof, including as amended by Technical Amendment to Credit Agreement, dated as of November 12, 2013, as amended and restated by Amendment No. 1 to Credit Agreement, dated as of April 15, 2014, as amended by Incremental Facility Amendment No. 1 to Credit Agreement, dated as of August 29, 2014, as amended by Amendment No. 2 to Credit Agreement, dated as of October 28, 2014, as amended by Amendment No. 3 to Credit Agreement, dated as of November 7, 2014, as amended by Incremental Facility Amendment No. 2 to Credit Agreement and Incremental Joinder Agreement, dated as of December 19, 2014, as amended by Amendment No. 4 to Credit Agreement, dated as of January 22, 2015 and as amended by Amendment No. 5 to Credit Agreement, dated as of May 8, 2015, and as amended by Amendment No. 6 to Credit Agreement, dated as of June 22, 2015 (the “Existing Credit Agreement” and, as amended, restated, supplemented or otherwise modified prior to the Closing Date (including pursuant to the Amendment), the “Credit Agreement”) and the related Loan Documents (as defined in the Existing Credit Agreement; collectively, with the Existing Credit Agreement, the “Existing Loan Documents”), in order to (i) provide for one time increases, to be applicable only on the Closing Date, in (x) the Consolidated First Lien Net Leverage Ratio applicable to the incurrence of Incremental Facilities and the Consolidated First Lien Net Leverage Ratio and the Consolidated Senior Secured Net Leverage Ratio applicable to the incurrence of secured indebtedness to 5.25:1.00 and (y) the Consolidated Total Net Leverage Ratio applicable to the incurrence of unsecured indebtedness to 6.00:1.00 and (ii) make certain other modifications as may be desirable in connection with the other Transactions contemplated herein.

(c)     Media General will (i) obtain $2,800.0 million in a combination of one or more of the following (x) commitments under a senior secured term B loan facility (as more fully described in Exhibit B hereto, the “Incremental Facility”), (y) to the extent the Amendment shall not have been obtained on or prior to December 3, 2015, commitments under a senior unsecured bridge facility (as more fully described in Exhibit A to the Fee Letter, the “Bridge Facility” and, together with the Incremental Facility, the “New Facilities”) and (z) gross proceeds of senior unsecured notes (the “Senior Notes”) to be issued on or prior to the Closing Date and (ii) use commercially reasonable efforts to obtain, on or prior to the Closing Date, an Incremental Revolving Increase (as defined in the Credit Agreement) in an aggregate principal amount of $200.0 million.

(d)     (i) Indebtedness under the 6.375% Notes due 2021 issued under that certain Indenture (the “LIN Indenture”), dated as of October 12, 2012 among LIN Television Corporation, as issuer, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A. as trustee and (ii) all the existing material third party indebtedness for borrowed money of Marigold, but excluding (x) capital leases and (y) certain other indebtedness of Marigold that the Lead Arrangers and Marigold mutually and reasonably agree may remain outstanding after the Closing Date, will, in each case, be refinanced or repaid, and all security and guaranties in respect thereof discharged and released (or arrangements made for such discharge and release reasonably satisfactory to the Lead Arrangers shall be made), except to the extent permitted to remain outstanding pursuant to the terms of the Acquisition Agreement (the “Refinancing”).

(e)     The proceeds of the Incremental Facility and the Senior Notes (or, if no Senior Notes are issued on or prior to the Closing Date and the Amendment shall not have been obtained on or prior to December 3, 2015, the Initial Bridge Loans) will be applied (i) to pay the Acquisition Consideration, (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and (iii) to pay for the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Costs”), and the balance to be used for general corporate purposes of Media General (or New Media General, as applicable) and its subsidiaries.

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

A-2

EXHIBIT B

Project Montage
Summary of Terms and Conditions

Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached or the other Exhibits to the Commitment Letter.

Borrower:

The Borrowers under the Existing Credit Agreement and/or a subsidiary or parent company borrower or co-borrower domiciled in the United States designated by Media General and reasonably satisfactory to the Lead Arrangers (the “Borrowers”).

Joint Lead Arrangers:	RBCCM and J.P. Morgan (and together with any joint lead-arrangers appointed pursuant to the Commitment Letter, the “Lead Arrangers”).

Joint Physical Bookrunners:	RBCCM and J.P. Morgan.

Administrative Agent and Collateral Agent:	Royal Bank of Canada (“Royal Bank”) will act as the sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) for the Lenders.

Syndication Agents:

A financial institution or institutions reasonably acceptable to Media General and the Lead Arrangers will act as co-syndication agents (in their respective capacities as such, the “Co-Syndication Agents”).

Documentation Agents:

A financial institution or institutions reasonably acceptable to Media General and the Lead Arrangers will act as co-documentation agents (in their respective capacities as such, the “Co-Documentation Agents”).

Transactions:	As described on Exhibit A hereto.

Closing Date:	The date of the consummation of the Acquisition and the initial funding of the New Facilities (the “Closing Date”).

Lenders:

Royal Bank and JPMCB (or, in either case, an affiliate thereof) and a syndicate of financial institutions and other lenders (the “Lenders”) arranged by the Lead Arrangers and reasonably acceptable to Media General.

New Facilities:

A senior secured term B loan facility (the “Incremental Facility” and, together with the Bridge Facility (as defined in the Fee Letter), the “New Facilities”) in an aggregate principal amount of $2,800.0 million (for the avoidance of doubt, the New Facilities less the aggregate principal amount of the Bridge Facility shall constitute the Incremental Facility; it being understood that the principal amount of the Bridge Facility will be equal to the amount of the Reallocated Bridge Commitments (as defined in the Fee Letter), if any); provided that the aggregate principal amount of the Bridge Facility shall be reduced to the extent necessary for the Borrowers to satisfy the requirements set forth in Section 7.02 of the Credit Agreement;

Loans under the Incremental Facility (the “Incremental Loans”) will be available to the Borrower in U.S. dollars. At the election of the Lead Arrangers, upon the funding thereof, Incremental Loans shall be added to, and shall constitute Term B Loans under (as defined in the Credit Agreement), the Credit Agreement.

Ranking:	The Incremental Loans will rank pari passu in right of payment and security with the Loans (as defined in the Credit Agreement).

New Facilities:	Same as the provisions of the Credit Agreement.

Refinancing Facilities:	Same as the provisions of the Credit Agreement.

Purpose:	The proceeds of Incremental Loans will be used as set forth under “Transactions” above.

Availability:	The Incremental Facility must be drawn in a single drawing concurrently with the consummation of the Acquisition. Amounts repaid or prepaid under the Incremental Facility may not be reborrowed.

Interest Rates:	At the option of the Borrower, the Eurodollar Rate (as defined in the Credit Agreement) plus the Applicable Rate or the Base Rate (as defined in the Credit Agreement) plus the Applicable Rate.

As used herein:

“Applicable Rate” means: with respect to Incremental Loans, (i) 2.00% per annum, in the case of Base Rate loans and (ii) 3.00% per annum, in the case of Eurodollar Rate loans.

Interest on loans and all fees will be payable on the same terms applicable to Loans under the Credit Agreement.

Default Rate:	Same as applicable to the Loans (as defined in the Credit Agreement) under the Credit Agreement.

Maturity and Amortization:

The Incremental Facility will mature on the date that is 7 years following the Closing Date (or to the extent a Delayed Draw Demand (as defined in the Fee Letter) shall have been issued, the date of allocation of the Incremental Facility) and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.0% of the original principal amount of the Incremental Facility during each year of the Incremental Facility, with a final balloon payment equal to the balance of the original principal amount of the Incremental Facility payable at maturity.

Guarantees:	Subject to the Certain Funds Provisions, same as provided under the Credit Agreement

Security:	Subject to the Certain Funds Provisions, same as provided under the Credit Agreement.

Documentation:

The New Facilities shall be made effective pursuant to an amendment to (or amendment and restatement of) the Credit Agreement and, as appropriate, the other Loan Documents (as defined in the Credit Agreement) (collectively, the “Loan Documents”).

Mandatory Prepayments:

Same as applicable to Loans under the Credit Agreement; provided that with respect to any dispositions required by the Acquisition Agreement or by applicable law, rule or regulation of any governmental authority to consummate the Transactions (“Designated Dispositions”), the reinvestment period with respect thereto shall not exceed 180 days from the date of such Designated Disposition, during which period the net cash proceeds of any Designated Dispositions may be held by a qualified intermediary; it being understood that upon the earlier of (x) 180 days following such Designated Disposition and (y) the date of receipt by Media General and its subsidiaries from any such qualified intermediary (other than for reinvestment) of any remaining net cash proceeds from such Designated Disposition, such amounts shall be required to prepay the Term Loans (including the Incremental Term Loans) on a ratable basis.

Voluntary Prepayments:

Same as applicable to Loans under the Credit Agreement; provided that any Repricing Transaction in respect of Incremental Loans that occurs on or prior to the date that is 6 months following the Closing Date shall be subject to a prepayment premium of 1.0% of the aggregate principal amount of such Incremental Loans (“Soft-Call Protection”).

Representations and Warranties:	Subject to the Certain Funds Provisions, same as the provisions of the Credit Agreement.

Only Conditions Precedent to Initial Borrowing:

Subject to the Certain Funds Provisions, the availability of the initial borrowing under the New Facilities shall be conditioned only upon the satisfaction of conditions precedent set forth in Section 5 of the Commitment Letter and Exhibit C thereto.

Affirmative Covenants:	Same as the provisions of the Credit Agreement.

Negative Covenants:	Same as the provisions of the Credit Agreement.

Financial Covenant:	None.

Unrestricted Subsidiaries:	Same as the provisions of the Credit Agreement.

Events of Default:	Subject to the Certain Funds Provisions, same as the provisions of the Credit Agreement.

Voting:	Same as applicable to the Loans under the Credit Agreement.

Yield Protection and Increased Costs; Defaulting Lenders:	Same as the provisions of the Credit Agreement.

Assignments and Participations:	After the Closing Date, the Lenders will be permitted to assign loans and commitments in respect of the Incremental Facility on the same terms as applicable to the Loans under the Credit Agreement.

Expenses and Indemnification:	Same as the provisions of the Credit Agreement.

Governing Law and Forum:	New York.

Counsel to Administrative Agent and Lead Arrangers:	Paul Hastings LLP.

EXHIBIT C

Project Montage
Summary of Additional Conditions Precedent

Capitalized terms used in this Exhibit C shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and the other Exhibits to the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

The initial borrowings under the New Facilities shall in each case be subject to the following conditions precedent:

1.           Definitive loan documentation for the New Facilities consistent with the Term Sheet and the Commitment Letter and subject to the Certain Funds Provisions (including, without limitation, the Guarantees to the extent required by the Commitment Letter and Term Sheet) shall have been executed and delivered by the parties thereto to the Administrative Agent.

2.           The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the New Facilities shall be consummated in all material respects, in accordance with the Acquisition Agreement (and no provision of the Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified in a manner material and adverse to the Lenders or the Lead Arrangers without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood that any reduction to the amount of Acquisition Consideration (other than pursuant to any purchase price or similar adjustment provisions set forth therein) shall not be deemed material and adverse to the interests of the Lenders if any such reduction is applied dollar-for-dollar to reduce the aggregate amount of the New Facilities.

3.           There not having occurred, since the date of the Acquisition Agreement a “Material Adverse Effect on Marigold” (as defined below). For purposes hereof, “Material Adverse Effect on Marigold” means a material adverse effect on the business, financial condition or results of operations of Marigold and the Marigold Subsidiaries taken as a whole; provided, however, that for purposes of determining whether there has been or there is reasonably likely to be a “Material Adverse Effect on Marigold”, the results and consequences of the following events, circumstances, changes, effects, developments, condition and occurrences shall not be taken into account: (i) any failure of Marigold to meet any internal or external projections or forecasts or any estimates of earnings, revenues, or other metrics for any period or change in the market price or trading volume of shares of Marigold Common Stock (provided that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect on Marigold, except to the extent otherwise excluded hereunder), (ii) any changes that generally affect the industries or markets in which Marigold and the Marigold Subsidiaries operate, (iii) any changes in the economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) changes in Law or GAAP (or the interpretation thereof) or in legal, regulatory or political conditions, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (vi) other than with respect to the representations and warranties set forth in Sections 3.4, 3.5 and 3.10(i) and the conditions set forth in Section 7.2(a) to the extent relating to such representations and warranties, the announcement or pendency of this Agreement or the transactions contemplated hereby, the identity of Montage or any of its Affiliates or facts, circumstances or events relating to Montage or any of its Affiliates, or actions taken by any of them including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensees, licensors, lenders, partners, employees or regulators, including the FCC, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of Montage, and (viii) earthquakes, hurricanes, floods or other natural disasters, except in the case of each of clauses (ii), (iii) and (iv) to the extent that Marigold and the Marigold Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with Montage and the Montage Subsidiaries (but only to the extent of such disproportionality). 1

1           Capitalized terms and section references in this definition shall have the meanings assigned to such terms in the Acquisition Agreement.

4.             Subject to the Certain Funds Provision, the Acquisition Representations and the representations and warranties contained in the Loan Documents shall be true and correct in all material respects.

5.             The Lead Arrangers shall have received (a) audited consolidated balance sheets and related statements of income, changes in equity and cash flows of Marigold for the three fiscal years ended at least 90 days prior to the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of Marigold for each subsequent fiscal quarter following the last fiscal year for which financial statements have been delivered pursuant to clause (a) above ended at least 45 days before the Closing Date.

6.             The Lead Arrangers shall have received a pro forma consolidated balance sheet of Media General (or New Media General, as applicable) as of the date of the most recent consolidated balance sheet delivered pursuant to the preceding paragraph and a pro forma statement of operations of Media General (or New Media General, as applicable) and a calculation of EBITDA consistent with “Consolidated EBITDA” as defined in the Credit Agreement, in each case for the twenty-four month period ended at least ending on the last day of the most recent consolidated balance sheet delivered pursuant to the preceding paragraph and for any interim quarterly period ended at least 45 days prior to the Closing Date, in each case adjusted to give effect to the Transactions.

7.             The Refinancing shall have been (or substantially simultaneously with the closing under the Acquisition, shall be) consummated.

8.             Subject to the Certain Funds Provision, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing (including documentation required, if any, under applicable flood regulations to the extent required under the Credit Agreement).

9.             The Administrative Agent shall have received a consolidated solvency certificate from the chief financial officer or another senior financial or accounting officer of the Borrower substantially in the form of Exhibit K to the Existing Credit Agreement certifying as to the solvency of the Borrower and its subsidiaries on a consolidated basis, after giving effect to the Transactions.

10.           Subject to the Certain Funds Provision, the Administrative Agent shall have received customary legal opinions, organizational documents and customary closing officers’ certificates.

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11.           All accrued costs, fees and expenses (including reasonable and documented out-of-pocket legal fees and expenses and the reasonable and documented out-of-pocket fees and expenses of any other advisors) and other compensation due and payable to the Administrative Agent, the Lead Arrangers and the Lenders pursuant to the Commitment Letter and the Fee Letter and, in the case of reasonable and documented out-of-pocket expenses, to the extent invoiced in reasonable detail at least three business days prior to the Closing Date, shall, upon the initial funding under the New Facilities have been paid (which amounts may be offset against the proceeds of the New Facilities).

12.           The Borrower and each of the Guarantors shall have provided the documentation and other information to the Lenders required by regulatory authorities under the applicable “know-your-customer” rules and regulations, including the PATRIOT Act, in each case at least three business days prior to the Closing Date, as has been requested to the Borrower in writing at least ten business days prior to the Closing Date.

13.           The Lead Arrangers shall have been provided with a period of at least 15 consecutive business days following the receipt of the Confidential Information Memoranda to syndicate the New Facilities ending immediately prior to the Closing Date. If you in good faith reasonably believe that you have delivered the required information to complete the applicable Confidential Information Memoranda, you may deliver to the Lead Arrangers written notice to that effect (stating when you believe you completed such delivery), in which case such Confidential Information Memorandum shall be deemed to have been delivered on the date of such notice, unless the Lead Arrangers in good faith reasonably believe that you have not completed such delivery and, within three business days after their receipt of such notice from you, the Lead Arrangers deliver a written notice to you to that effect (stating with specificity what information is necessary to complete the Confidential Information Memorandum that the Lead Arrangers believe has not yet been delivered or what information is not complete or sufficient), in which case the information required to complete the Confidential Information Memorandum shall be deemed to be delivered immediately upon the delivery by you of provisions and/or other information reasonably addressing the points contained in the notice.

14.           If the Amendment shall not have been obtained on or prior to December 3, 2015, (a) Media General shall have engaged one or more Investment Banks (as defined in the Fee Letter) and shall have provided the Investment Banks with an offering memorandum relating to offering of the Securities (as defined in the Fee Letter) in a form customary for offerings of high yield debt securities under Rule 144A (other than a “description of notes”) and including all information to be included in any offering memorandum or other disclosure document as would be customary in an offering of high yield debt securities under Rule 144A and such other data that would enable the Investment Banks to obtain customary comfort letters from each of Media General and Marigold’s independent public accountants (which, for the avoidance of doubt, shall not include information required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, or Items 402 and 407 of Regulation S-K or other information customarily excluded from a Rule 144A), and supplements and final versions of such offering document in form and substance for the Investment Bank to receive customary comfort letters (including negative assurance comfort) by auditors of Media General and Marigold for an offering of high yield debt securities under Rule 144A and caused the independent registered public accountants of Media General and Marigold to deliver to the Investment Banks customary draft “comfort letters” (including customary “negative assurances”) with respect to the financial information in such offering memoranda referred to which they would be willing to issue upon completion of customary procedures and (b) the Investment Banks shall have been afforded a period of at least 15 consecutive business days following the earlier of the delivery of the information described in clause (a) above to seek to offer and sell or privately place the Securities (at no time during such period the financial information in the offering memoranda shall be “stale” under the rules of Regulation S-X as they would be applied to the offering memoranda as if it were a prospectus).

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